Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-60530) pertaining to the Thrift Plan of S&T Bank of our report dated June 21, 2002, with respect to the financial statements and schedule of the Thrift Plan for Employees of S&T Bank included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 21, 2002